Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron's, Inc.
Reports Third Quarter Results

•	Revenues Up 2% to $539.5 Million

•	Same Store Revenues Increase .5%

•	Net Earnings $21.1 Million

•	Diluted EPS of $.28

•	Non-GAAP Diluted EPS of $.40 Excluding Special Charge

ATLANTA, October 24, 2013 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and nine months ended September 30, 2013.
For the third quarter of 2013, revenues increased 2% to $539.5 million compared to $529.5 million for the third quarter in 2012. Net earnings were $21.1 million versus $28.9 million last year. Diluted earnings per share were $.28 compared to $.38 per share a year ago.
For the first nine months of 2013, revenues increased 2% to $1.687 billion compared to $1.654 billion for the first nine months of 2012. Net earnings were $98.0 million versus $136.4 million last year. Diluted earnings per share for the first nine months were $1.28 for 2013 compared to $1.77 in 2012.
The 2013 third quarter pre-tax earnings include an accrual of $13.4 million related to a pending regulatory investigation by the California Attorney General into Aaron's leasing, marketing and privacy practices. Included in pre-tax earnings for the second quarter of 2013 was a $15 million accrual for these proceedings. The Company is continuing to cooperate in the investigation, and while the outcome of the investigation is inherently uncertain, the Company believes at the current time that no further accruals will be necessary pertaining to this investigation and anticipates achieving a comprehensive resolution without litigation.
In addition, during the second quarter of 2013 $4.9 million of charges were recorded related to retirement expense and a change in vacation policies. Last year in the third quarter of 2012, a $10.4 million charge to earnings was recorded for costs associated with retirement expenses. In the first quarter of 2012, the Company recognized $35.5 million of income related to the settlement of a lawsuit.
On a non-GAAP basis, excluding from all periods the 2013 regulatory investigation accruals, the 2013 retirement and vacation related charges, the 2012 retirement charges, and the 2012 reversal of a lawsuit-related accrual, net earnings for the third quarter of 2013 would have been $30.8 million compared to $35.5 million for the same period in 2012, and earnings per share assuming dilution would have been $.40 compared to $.46 a year ago, a 13% decrease. Net earnings for the nine months of 2013 would have been $119.6 million compared to $120.8 million in 2012, and earnings per share assuming dilution would have been $1.56 versus $1.57 last year.
"As we previously announced on October 4th, the third quarter results did not meet our expectations for revenue and customer growth, and consequently earnings were less than anticipated," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. "Both same store revenue and customer growth in Company-operated stores were below plan, as our low to middle income customers continue to be adversely affected by the present economic environment. Although non-retail sales of products from our fulfillment centers to our franchisees were slightly less compared to the third quarter a year ago, revenue and customer growth in our franchised stores increased during the quarter, and we believe this is an indication of existing customer demand. We feel that with better focus and execution our corporate business will improve in future periods.”
"We remain optimistic on the prospects of Aaron’s and expect that 2014 will show an improvement over 2013 performance as we move towards our more historical growth rates in future years. Prior to the end of the current year, we will announce 2014 revenue and earnings guidance as well as store opening plans, which we anticipate will include additional HomeSmart stores," Mr. Allen concluded.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) increased .5% during the third quarter of 2013 compared to the third quarter of 2012, and customer count on a same store basis was up .3%. For Company-operated stores open over two years at the end of September 2013, same store revenues decreased .8% during the third quarter of 2013 compared to the third quarter of 2012. The Company had 1,114,000 customers and its franchisees had 597,000 customers at the end of the most recent quarter, a 3% increase in total customers over the number at the end of the third quarter a year ago (customers of franchisees, however, are not customers of Aaron's, Inc.).
Due to the recognition of income tax benefits primarily related to the Company’s furniture manufacturing operations, the effective tax rates for the third quarter and nine months of 2013 were 28.2% and 35.0%, respectively. It is anticipated that the effective tax rate for the entire 2013 year will be approximately 35.5%.
During the first nine months of this year, the Company generated $244 million of cash flow from operations and at September 30, 2013 had $309 million of cash on hand and $107 million in investments. The Aaron’s Board of Directors recently increased the total number of Aaron’s common shares authorized for repurchase to 15 million. The Company currently intends to resume its repurchase activity through open market purchases, an accelerated buyback program, or both.

Division Results
Aaron's Sales & Lease Ownership division revenues increased $7.1 million, or 1%, in the third quarter of 2013 to $522.9 million compared to $515.8 million in revenues in the third quarter of 2012. Sales and lease ownership revenues for the first nine months of 2013 increased 2% to $1.635 billion compared to $1.610 billion for the same period a year ago.
Revenues of the HomeSmart division were $14.8 million in the third quarter, a 5% increase over the $14.2 million in revenues in the third quarter of 2012. HomeSmart revenues for the first nine months of 2013 were $47.6 million versus $40.4 million for the same period a year ago, an 18% increase.

Components of Revenue
Consolidated lease revenues and fees for the third quarter and first nine months of 2013 increased 3% and 5%, respectively, over the comparable previous year periods. In addition, franchise royalties and fees increased 3% in the third quarter and 4% for the first nine months compared to the same periods in 2012. The increases in the Company's franchise royalties and fees are the result of an increase in revenues of the Company's franchisees, which collectively had revenues of $244.6 million during the third quarter and $763.3 million for the first nine months of 2013, an increase of 6% and 4%, respectively, over the comparable 2012 periods. Same store revenues and customer counts for franchised stores were up 2.2% and 2.5%, respectively, for the third quarter compared to the same quarter last year (revenues and customers of franchisees, however, are not revenues and customers of Aaron's, Inc.). Non-retail sales, which are primarily sales of merchandise to Aaron's Sales and Lease Ownership franchisees, decreased 3% for the third quarter and 12% for the nine months compared to the same periods last year due to less demand by franchisees.

Store Count
During the third quarter of 2013, the Company opened five Company-operated Aaron's Sales & Lease Ownership stores, eight franchised stores, two franchised HomeSmart stores and one RIMCO store. The Company also acquired six franchised stores and sold two stores to a franchisee. Two Company-operated Aaron's Sales & Lease Ownership stores and one franchised RIMCO store were closed during the quarter.
Through the three and nine months ended September 30, 2013, the Company awarded area development agreements to open 12 and 25 additional franchised stores, respectively. At September 30, 2013, there were area development agreements outstanding for the opening of 167 franchised stores over the next several years.
At September 30, 2013, the Company had 1,242 Company-operated Aaron's Sales & Lease Ownership stores, 760 franchised Aaron's Sales & Lease Ownership stores, 78 Company-operated HomeSmart stores, three franchised HomeSmart stores, 23 Company-operated RIMCO stores and five franchised RIMCO stores. The total number of stores open at September 30, 2013 was 2,111.

Fourth Quarter and Full Year 2013 Outlook
The Company is updating its guidance for 2013 and expects to achieve the following:

•	Fourth quarter revenues (excluding revenues of franchisees) of approximately $575 million.

•	Fourth quarter diluted earnings per share in the range of $.38 to $.42 per share.

•	Fiscal year 2013 revenues (excluding revenues of franchisees) of approximately $2.26 billion.

•	GAAP fiscal year 2013 diluted earnings per share in the range of $1.67 to $1.71.

•
Non-GAAP fiscal year 2013 diluted earnings per share in the range of $1.95 to $1.99, a change from the previous guidance of $2.15 to $2.23, which excludes the accruals for the regulatory investigation and the retirement and vacation related charges.

•	EPS guidance does not assume any significant repurchases of the Company's Common Stock, however, it is the Company's current intention to resume its share repurchase program.

•
New store growth of approximately 4% to 5% over the store base at the end of 2012, for the most part an equal mix between Company-operated and franchised stores, and including a small number of HomeSmart stores. This will be a net store growth after any opportunistic merging or disposition of stores.

•	The Company will continue, as warranted, to consolidate or sell stores not meeting performance goals.

•	The Company also plans to continue to acquire franchised stores or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, October 25, 2013, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site.
Aaron's, Inc., based in Atlanta, currently has more than 2,111 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $95 million, at cost, of furniture and bedding at 14 facilities in seven states in 2012. Most of the production of Woodhaven is for shipment to Aaron's stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are “forward-looking” include without limitation Aaron's projected revenues, earnings, and store openings for future periods, and other statements under the heading “Fourth Quarter and Full Year 2013 Outlook,” statements regarding planned share repurchases and statements regarding legal and regulatory accruals for loss contingencies.

Aaron's, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Lease Revenues and Fees	$425,734	$414,490	$1,330,526	$1,264,564
Retail Sales	9,315	7,912	32,618	30,119
Non-Retail Sales	84,412	87,221	262,152	299,160
Franchise Royalties and Fees	16,530	15,981	51,564	49,628
Other	3,467	3,906	9,803	10,654
Total	539,458	529,510	1,686,663	1,654,125

Costs and Expenses:
Retail Cost of Sales	5,696	4,696	19,357	17,120
Non-Retail Cost of Sales	77,009	79,681	239,207	273,143
Operating Expenses	258,257	237,291	764,135	709,774
Legal and Regulatory Investigation	13,400	—	28,400	(35,500)
Retirement and Vacation Charges	—	10,394	4,917	10,394
Depreciation of Lease Merchandise	154,898	150,783	477,523	457,350
Total	509,260	482,845	1,533,539	1,432,281

Operating Profit	30,198	46,665	153,124	221,844
Interest Income	719	932	2,241	2,708
Interest Expense	(1,497)	(1,553)	(4,516)	(4,889)
Earnings Before Income Taxes	29,420	46,044	150,849	219,663

Income Taxes	8,282	17,103	52,857	83,252

Net Earnings	$21,138	$28,941	$97,992	$136,411

Earnings Per Share	$.28	$.38	$1.29	$1.80
Earnings Per Share Assuming Dilution	$.28	$.38	$1.28	$1.77

Weighted Average Shares Outstanding	76,101	75,828	75,922	75,908
Weighted Average Shares Outstanding Assuming Dilution	76,676	76,918	76,611	77,007

Selected Balance Sheet Data
(In thousands)
(Unaudited)

	September 30, 2013	December 31, 2012
Cash and Cash Equivalents	$309,244	$129,534
Investments	106,677	85,861
Accounts Receivable, Net	59,698	74,157
Lease Merchandise, Net	898,413	964,067
Property, Plant and Equipment, Net	231,352	230,598
Other Assets, Net	312,097	328,712

Total Assets	1,917,481	1,812,929

Senior Notes	125,000	125,000
Total Liabilities	677,075	676,803
Shareholders' Equity	$1,240,406	$1,136,126

Use of Non-GAAP Financial Information:

This press release presents the Company's net earnings and diluted earnings per share excluding (i) third quarter 2013 charges of $13.4 million related to a regulatory investigation,
(ii) second quarter 2013 charges of $15 million related to the same regulatory investigation and (iii) second quarter 2013 retirement and vacation related charges of $4.9 million. Excluded from the prior year a $10.4 million charge to earnings in the third quarter of 2012 for costs associated with the retirement of the Company’s founder and Chairman of the Board and the reversal of a $35.5 million charge recorded in the first quarter of 2012 related to a lawsuit verdict against the Company, including associated legal fees and expenses. These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Management regards the circumstances of these special charges as not arising out of the ordinary course of business. The adjustments include matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding these adjustments is useful because it gives investors supplemental information to evaluate and compare the performance of the Company's underlying core business from period to period. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company's GAAP basis net earnings and diluted earnings per share, which are also presented in the press release. Please refer to our Current Report on Form 8-K furnishing this earnings release to the SEC on the date hereof for further information on our use of non-GAAP financial measures.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended September 30,		(Unaudited) Nine Months Ended September 30,
	2013	2012	2013	2012
Net Earnings	$21,138	$28,941	$97,992	$136,411
Add Regulatory Investigation Accrual, Net of Taxes (1)	9,628	—	18,449	—
Add Retirement and Vacation Related Charges, Net of Taxes (2) (3)	—	6,533	3,194	6,455
Deduct Accrued Lawsuit Income, Net of Taxes (4)	—	—	—	(22,046)
Non-GAAP Net Earnings Assuming Dilution	$30,766	$35,474	$119,635	$120,820

Earnings Per Share Assuming Dilution	$.28	$.38	$1.28	$1.77
Add Regulatory Investigation Accrual	.13	—	.24	—
Add Retirement and Vacation Related Charges	—	.08	.04	.08
Deduct Accrued Lawsuit Income	—	—	—	(.29)

Non-GAAP Earnings Per Share Assuming Dilution (5)	$.40	$.46	$1.56	$1.57

Weighted Average Shares Outstanding Assuming Dilution	76,676	76,918	76,611	77,007

(1)
Net of taxes of $3,772 for the three months and $9,951 for the nine months ended September 30, 2013 calculated using the effective tax rates for the three months and nine months ended September 30, 2013.

(2)	Net of taxes of $3,861 for the three months ended September 30, 2012 calculated using the effective tax rate for the three months ended September 30, 2012.

(3)
Net of taxes $1,723 for the nine months ended September 30, 2013 and net of taxes of $3,939 for the nine months ended September 30, 2012 calculated using the effective tax rates for the nine months ended September 30, 2013 and September 30, 2012.

(4)	Net of taxes of $13,454 for the nine months ended September 30, 2012 calculated using the effective tax rate for the nine months ended September 30, 2013.

(5)	In some cases the sum of individual EPS amounts may not equal total EPS calculations.

Reconciliation of 2013 Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$1.67	$1.71
Add Regulatory Investigation Accrual	.24	.24
Add Retirement and Vacation Related Charges	.04	.04
Projected Non-GAAP Earnings Per Share Assuming Dilution	$1.95	$1.99